Exhibit (m)(28)

AMENDED AND RESTATED
DISTRIBUTION PLAN

TIAA-CREF Funds
Premier Class
Compensation Plan

July 17, 2012

A. TIAA-CREF Funds (the “Trust”), an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), has adopted this distribution plan (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act.

          B. The Plan pertains to the Premier Class of shares of beneficial interest (“Shares”) of the series of the Trust listed on Schedule A hereto, as such Schedule may be amended from time to time (each a “Fund” and collectively, the “Funds”).

          1. Each Fund shall make payments the Trust’s principal underwriter, Teachers Personal Investors Services, Inc. (“TPIS”) for the services set forth herein with respect to each Fund’s Shares at the annual rate of up to 0.15% of the average daily net assets attributable to the Shares of such Fund, as determined by the Board of Trustees. This fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

          2. TPIS may use the payments provided for in this Plan to finance any activity permissible under applicable law that is primarily intended to promote the sale of Shares (which may include activities promoting the Fund as a whole) and/or provide ongoing servicing and maintenance of the accounts of shareholders, including, but not limited to: (i) compensation of dealers and others for their various activities primarily intended to promote the sale of Shares (or of the Fund as a whole) and/or for providing personal and account maintenance services to Fund shareholders holding Shares; and (ii) salaries and other expenses (including overhead) of TPIS (or other broker-dealers) relating to such distribution and account servicing efforts. Such payments may be for account maintenance and personal services to shareholders within the meaning of FINRA Rule 2830 or any successor rule.

          Without limiting the generality of the foregoing, categories distribution and services activities contemplated under this Plan also may include, but are not limited to:

(a)	the preparation and distribution of sales literature and advertising used in connection with the offering of Fund Shares;

(b)	printing and distributing the Funds’ prospectus and statement of additional information (or supplements thereto) used in connection with the offering of Fund Shares;

(c)	printing and distributing additional copies, for use as sales literature for the Fund Shares, of annual reports and other communications prepared for the Funds;

(d)	holding seminars and sales meetings designed to promote the sale of Fund Shares; and

(e)	servicing shareholder accounts or providing sub-accounting and recordkeeping services.

          TPIS may treat as compensation any amounts paid under this Plan that are not used to: (a) reimburse the Funds’ distributor for costs or expenses incurred in financing activities primarily intended to result in the sale of Shares or for shareholder servicing activities or (b) compensate a dealer or other provider of such distribution or shareholder servicing related services.

          3. This Plan shall not be construed as requiring the Trust to make any payment to any party or to have any obligations to any party in connection with services relating to the Fund Shares. TPIS undertakes that any agreement entered into between TPIS and any other party relating to sales of Fund Shares shall provide that such other party shall look solely to TPIS for compensation for its distribution services thereunder, and that in no event shall such party seek any payment from a Fund or the Trust.

          4. Nothing contained in this Plan shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Trust.

          5. This Plan is effective with respect to a Fund upon approval by a vote of a majority of the Board and a vote of a majority of the trustees who are not “interested persons” (as this term is defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the “qualified disinterested trustees”), such votes having been cast in person at a meeting called for the purpose of voting on the Plan.

          6. This Plan will remain in effect with respect to a Fund beyond the first anniversary of its effective date only if its continuance is specifically approved at least annually by a vote of both a majority of the Board and a majority of the qualified disinterested trustees. In connection with the annual review and approval of this Plan, TPIS shall furnish the Board with such information as the Board may request as may reasonably be necessary in order to enable the Board to make an informed determination of whether the Plan should be continued. This Plan shall expire on the last day of the Fund’s fiscal year in any year in which such approval is not obtained.

          7. The Trust and TPIS shall provide the Board, and the Board shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made. In the event that any such expenses are not entirely attributable to the Shares of any particular Fund, TPIS may allocate such expenses to the Shares of each Fund deemed to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each Fund during the previous period to the aggregate average daily net assets for such period of all Funds and all other affiliated investment companies and series thereof deemed to be reasonably likely to benefit therefrom. Any such allocation is subject to such adjustments as TPIS, with approval from the Board, shall deem appropriate to render the allocation fair and equitable under the circumstances.

          8. This Plan may be amended at any time by the Board, provided that (i) it may not be amended to increase materially the amount that may be spent for distribution and servicing of a Fund’s Shares without the approval of holders of a “majority of the outstanding voting securities” (as this phrase is defined in the 1940 Act) of the Premier Class of the Fund and without the approval of a majority of both the Board and the qualified disinterested trustees, and (ii) any material amendment shall be approved by a majority of both the Board and the qualified disinterested trustees. This Plan may be terminated for any Fund at any time by a vote of a majority of the qualified disinterested trustees or by a vote of the holders of a majority of the outstanding voting securities of the Fund.

          9. In the event of termination or expiration of the Plan, the Funds may nevertheless, within twelve months of such termination or expiration, pay TPIS for any fees accrued prior to such termination or expiration up to the annual rate of 0.15% of average daily net assets attributable to the Shares, provided that any post-termination payments are specifically approved by the Board, including a majority of the qualified disinterested trustees.

          10. While this Plan is in effect, the selection and nomination of trustees who are not “interested persons” of the Trust shall be committed to the discretion of the sitting disinterested trustees.

          11. Any agreement related to this Plan shall be in writing and shall provide in substance that: (a) such agreement, with respect to any Fund, may be terminated at any time, without the payment of any penalty, by vote of a majority of the qualified disinterested trustees or by vote of a “majority of the outstanding voting securities” of the share class of the Fund to which such agreement will apply, on not more than sixty (60) days’ written notice to any other party to the agreement; and (b) such agreement shall terminate automatically in the event of its assignment.

          12. The Trust shall preserve copies of this Plan, each agreement related hereto, and each report referred to in paragraph 7 hereof, for a period of not less than six (6) years from the date of such Plan, agreement or report. For the first two (2) years of such period, each such record or document shall be kept in an easily accessible place.

          13. This Plan shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.

          14. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

          15. Neither this Plan nor any other transaction pursuant to this Plan shall be invalidated or in any way affected by the fact that certain of the trustees, officers, shareholders, or other representatives of the Trust are or may be interested persons of TPIS, or any successor or assignee thereof, or that certain of the directors, officers, or other representatives of TPIS are or may be interested persons of the Trust, except as otherwise may be provided in the 1940 Act.

          16. The Trustees and the shareholders of each Fund are not liable for any obligations of the Trustee or a Fund under this Plan.

Schedule A

Fund—Premier Class	Maximum Distribution Fee (expressed as an annual rate of the average daily net assets of each Fund)

Growth & Income Fund	0.15%
International Equity Fund	0.15%
Emerging Markets Equity Fund	0.15%
Large-Cap Growth Fund	0.15%
Large-Cap Value Fund	0.15%
Mid-Cap Growth Fund	0.15%
Mid-Cap Value Fund	0.15%
Small-Cap Equity Fund	0.15%
Equity Index Fund	0.15%
International Equity Index Fund	0.15%
Emerging Markets Equity Index Fund	0.15%
Social Choice Equity Fund	0.15%
Social Choice Bond Fund	0.15%
Real Estate Securities Fund	0.15%
Bond Fund	0.15%
Bond Plus Fund	0.15%
Bond Index Fund	0.15%
Short-Term Bond Fund	0.15%
High-Yield Fund	0.15%
Inflation-Linked Bond Fund	0.15%
Money Market Fund	0.15%
Lifecycle Retirement Income Fund	0.15%
Lifecycle 2010 Fund	0.15%
Lifecycle 2015 Fund	0.15%
Lifecycle 2020 Fund	0.15%
Lifecycle 2025 Fund	0.15%
Lifecycle 2030 Fund	0.15%
Lifecycle 2035 Fund	0.15%
Lifecycle 2040 Fund	0.15%
Lifecycle 2045 Fund	0.15%
Lifecycle 2050 Fund	0.15%
Lifecycle 2055 Fund	0.15%
Lifecycle Index Retirement Income Fund	0.15%
Lifecycle Index 2010 Fund	0.15%
Lifecycle Index 2015 Fund	0.15%
Lifecycle Index 2020 Fund	0.15%
Lifecycle Index 2025 Fund	0.15%
Lifecycle Index 2030 Fund	0.15%
Lifecycle Index 2035 Fund	0.15%
Lifecycle Index 2040 Fund	0.15%

Lifecycle Index 2045 Fund	0.15%
Lifecycle Index 2050 Fund	0.15%
Lifecycle Index 2055 Fund	0.15%